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                                  EXHIBIT 23.2







                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of ECC International Corp. (the "Company") on Form S-8 of our report dated October 12, 1998, which includes the explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern, on our audits of the consolidated financial statements of the Company as of June 30, 1998 and 1997, and for the years ended June 30, 1998, 1997 and 1996, which report is included in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.





/s/ PricewaterhouseCoopers LLP
------------------------------
    PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania
May 17, 1999